Exhibit 99.1

            SIMTEK CORPORATION ACCELERATES VESTING FOR STOCK OPTIONS

 Move Will Reduce Company's Reported Compensation Expense Over Next Three Years

COLORADO SPRINGS, Colorado - May 10, 2005 - Simtek Corporation (OTCBB-SRAM), a global provider of advanced nonvolatile semiconductor memory products, today announced that on May 3, 2005, the Company accelerated vesting of certain unvested and out-of-the-money stock options previously awarded to employees and officers. Because the price of Simtek's common stock was $0.57 on May 3, 2005, the options, which are exercisable at $0.62 and above, had no economic value on the date of acceleration. As a result of the acceleration, options to purchase approximately 1.7 million shares of Simtek common stock are now exercisable. Options held by non-employee directors were excluded from the vesting acceleration.

Under the recently revised Financial Accounting Standards Board Statement No. 123, "Share-Based Payment," Simtek will apply the expense recognition provisions relating to stock options beginning in the first quarter of 2006. As a result of the acceleration, the Company expects to reduce the stock option expense it otherwise would be required to record by approximately $506,000 in 2006, $215,000 in 2007, and $14,000 in 2008 on a pre-tax basis.

About Simtek

Simtek Corporation produces fast, re-programmable, nonvolatile semiconductor memory products. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com; by calling (719) 531-9444; or fax (719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.

Contact:
Simtek Corporation
719-531-9444
information@simtek.com